Exhibit 99.2

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communications simplified.

# RadNet, Inc.

## First Quarter 2022 Financial Results Conference Call

## May 9, 2022

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C O R P O R A T E P A R T I C I P A N T S

Mark Stolper, Executive Vice President and Chief Financial Officer

Howard Berger, MD, President and Chief Executive Officer

C O N E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Mitra Ramgopal, Sidoti & Company

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet Inc. First Quarter 2022 Financial Results Conference Call.

Today's conference is being recorded.

At this time, I'd like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead.

Mark Stolper

Thank you. Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet's first quarter 2022 financial results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

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Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties including those risks set forth in RadNet's reports filed with the SEC from time to time, include RadNet's Annual Report on Form 10-K for the year ended December 31, 2021 to be filed shortly. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Howard Berger

Thank you, Mark. Good morning, everyone, and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our first quarter 2022 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

Before we start, I would like to say, on behalf of myself and the entire team at RadNet, we hope all of you and your loved ones are healthy and staying safe. We are extremely grateful for all of our stakeholders, including our employees, business partners, lenders, and shareholders, and wish all you well during this challenging time.

Let's begin. I'm very pleased with our performance in the first quarter, especially in light of the impact we felt from the Omicron variant of COVID-19 during much of January. The surge from Omicron not only disrupted normal patient flow in January, but it severely impacted our employee base, resulting in lower availability and higher cost of labor.

First week of January was the height of Omicron's impact on our employee base, where 8.2% of our employee base was out with COVID. I'm happy to report that this impact was temporary and that our procedural volume and labor force returned to more normal levels in February and March. As of last week, we had less than 1% of our employees out sick with COVID and have experienced continuing strong procedural demand for our services subsequent to the end of the first quarter. Despite this impact from COVID-19, we produced the highest first quarter revenue and Adjusted EBITDA from Imaging Center operations in our Company's history.

Revenue increased 8.2% and Adjusted EBITDA increased 4.1% from last year's first quarter, after excluding the AI reporting segment, which I'll discuss in a few minutes, and removing CARES Act Provider Relief Funds received in last year's first quarter. The improvement from last year's first quarter was the result of ongoing strong demand for our services and the continuing migration of patient procedures from hospitals to freestanding ambulatory outpatient Imaging Centers.

As a result of the strong performance in this year's first quarter and the confidence we are feeling for the remainder of the year, we have elected to increase key financial guidance levels for 2022. Though we remain vigilant about the economic environment, labor shortages, supply chain disruptions, inflation, and COVID-19, we are executing on opportunities to expand operations in all of our markets, both organically and through new acquisitions and joint ventures, resulting in what we believe will be strong results for the year than originally projected.

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Mark, in his prepared remarks, we'll review the increases we made to our revenue and EBITDA guidance levels upon releasing our financial results this morning.

As many of you are aware, on January 20, we completed the acquisitions of Aidence Holding B.V. and Quantib B.V. to address opportunities in lung and prostate cancer diagnosis and screening with artificial intelligence. When combined with RadNet's existing DeepHealth mammography artificial intelligence, these AI businesses provide RadNet with the basis for future offerings for widespread cancer screening programs for three of the most prevalent cancers: breast, prostate, and lung.

Aidence AI for chest and lung CT scanning is currently used by customers in seven European countries, and its leading product is pending FDA approval for use in the United States. With customers in 20 countries worldwide, Quantib solutions for prostate and brain MRI already have FDA 510 clearance in the United States and CE mark in Europe. We are making progress with all three of our AI initiatives.

Currently, we have three algorithms submitted to the FDA, pending its review and approval. First, DeepHealth’s SAIGE-DX Advanced Diagnostic Breast Cancer Algorithm was submitted in January. Second, Aidence’s Veye Lung Nodule Detection Solution was submitted to the FDA in December of last year. Last month, Quantib's Prostate 2.0 Solution was submitted to the FDA. Our goal is to get these products approved through the FDA and have breast, lung, and prostate algorithms rolled out through the RadNet contracted radiology groups between now and early next year.

We continue to believe that our investments in AI will ultimately result in the improved productivity of our contracted radiologists and, more importantly, provide significant new revenue streams from large-scale screening programs for some of the most prevalent chronic diseases and cancers.

As we hit it on our Fourth Quarter and Full Year 2020 Earnings Call, during the first quarter, we instituted segment reporting and divided our operations into the Imaging Center and artificial intelligence reporting units. One of the objectives in doing this is to provide transparency for our stakeholders so that they can track our progress in both core Imaging Center businesses and AI operations independently.

As we discussed on our last financial results call, we anticipate that our AI reporting segment, consisting of DeepHealth, Aidence, and Quantib, will experience losses through 2023. Our estimates for these losses during 2022 is between $12 million and $17 million. During the first quarter of 2022, the AI segment recorded $599,000 of revenue and a loss of $3.6 million of Adjusted EBITDA, results which were in line with our projections.

Subsequent to the end of the first quarter on April 1, we established a new joint venture in Frederick County, Maryland, with Frederick Health, a long-standing established community health system in that market. In establishing this venture, RadNet contributed one multi-modality and three satellite routine imaging facilities, and Frederick Health contributed two multi-modality imaging facilities. Upon establishing this joint venture, RadNet now has approximately 29% of its facilities, 102 Imaging Centers, within health system partnerships.

As we have publicly stated, we believe that, within the next three years, we would like to achieve over 50% of our facilities held within joint ventures with hospitals and health system partners. We continue to enjoy the benefits from these partnerships, which include increased patient volumes, expanded breadth of services, improved patient access, and a closer relationship with regional insurance companies and health plans.

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Consistent with our efforts throughout the pandemic, during the first quarter, we continued to carefully manage our liquidity and financial leverage. We accomplished this despite having front-loaded capital expenditures in the first quarter, as we typically do, and despite facing the longer accounts receivable collection cycle in the first quarter as a result of the resetting of patient deductibles on January 1.

At first quarter's end, unadjusted for the losses in our AI reporting segment, our leverage ratio was 3.3 times net debt to trailing 12-month EBITDA. Our liquidity also remained strong: we ended the quarter with $70.7 million of cash and we were undrawn upon our $195 million revolving credit facility.

Our days sales outstanding, DSOs, at March 2022 was 35.7 days, which we believe to be one of the best in the industry. The improvement in revenue cycle operations and collections has significantly contributed to our ability to manage the challenges presented by COVID-19 and to make important investments for our future. While we are committed to growing and expanding our business, we will also continue to follow a methodical and disciplined approach to managing our financial leverage.

At this time, I'd like to turn the call back over to Mark to discuss some of the highlights of our first quarter 2022 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you, Howard.

I'm now going to briefly review our first quarter 2022 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance. I will also provide an update to 2022 financial guidance levels, which were released in conjunction with our 2021 year-end results in March.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I'd now like to review our first quarter 2022 results.

For the first quarter of 2022, RadNet reported revenue from its Imaging Center operations of $341.2 million and Adjusted EBITDA, excluding losses from AI reporting segment, of $41.7 million. Revenue increased $25.8 million, or 8.2%, and Adjusted EBITDA, excluding losses from the AI reporting segment and Provider Relief Funding, increased $1.7 million, or 4.1%. Including our AI reporting segment revenue of $599,000, revenue was $341.8 million in the first quarter of 2022, an increase of 8.4% from $315.3 million in last year's first quarter.

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Unadjusted for AI reporting segment, Adjusted EBITDA losses of $3.6 million in the first quarter of 2022 and $811,000 in the first quarter of 2021, and $6.2 million of Provider Relief Funding received in the first quarter of 2021, Adjusted EBITDA for the first quarter of 2022 was $38.1 million as compared to $45.5 million in the first quarter of 2021.

Net income for the first quarter of 2022 was $3 million as compared with $9.5 million for the first quarter of 2021. Diluted net income per share for the first quarter was $0.05 per share compared with a diluted net income per share of $0.18 in the first quarter of 2021, based upon weighted average number of diluted shares outstanding of 56.4 million shares in 2022 and 52.8 million shares in 2021.

There were a number of unusual or one-time items impacting the first quarter, including $20.8 million of non-cash gain from interest rate swaps, $2.2 million expense for legal settlements, $938,000 expense related to leases for our de novo facilities under construction that have yet to open their operations, and $4.3 million of expenses related to our AI division. Adjusting for the above items, adjusted loss from the Imaging Center reporting segment was $8.3 million and diluted adjusted loss per share was negative $0.15 during the first quarter of 2022.

Also affecting net income in the first quarter of 2022 were certain non-cash expenses and unusual items, including the following, $11.1 million of non-cash employee stock compensation expense relating from the vesting of certain options and restricted stock, $201,000 of severance paid in connection with headcount reductions related to cost savings initiatives, and $648,000 of non-cash amortization of deferred financing costs and loan discounts related to financing fees as part of our existing credit facilities.

For the first quarter of 2022 as compared with the prior year's first quarter, MRI volume increased 12.7%, CT volume increased 10.1%, and PET/CT volume increased 6.7%. Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 8.8% over the prior year's first quarter.

On a same-center basis, including only those centers which were part of RadNet for both the first quarters of 2022 and 2021, MRI volume increased 9.8%, CT volume increased 7.3%, and PET/CT volume increased 5.7%. Overall same-center volume, taking into account all routine imaging exams, increased 6.6% over the prior year same quarter.

In the first quarter of 2022, we performed 2,197,185 total procedures. The procedures were consistent with our multi-modality approach, whereby 76.1% of all the work we did by volume was from routine imaging. Our procedures in the first quarter of 2022 were as follows, 316,784 MRIs as compared with 281,096 MRIs in the first quarter of 2021, 196,461 CTs as compared with 178,510 CTs in the first quarter of 2021, 11,683 PET/CTs as compared with 10,950 PET/CTs in the first quarter of 2021, and 1,672,257 routine imaging exams compared with 1,548,293 of all these exams in the first quarter of 2021.

Overall, GAAP interest expense for the first quarter of 2022 was $11.6 million. This compares with GAAP interest expense in the first quarter of 2021 of $12.8 million. Cash paid for interest during the period, which excludes non-cash deferred financing expense, accrued interest, and payments made to swap counterparties, was $7.4 million as compared with $8.3 million in the first quarter of last year.

With regards to our balance sheet as of March 31, 2022, unadjusted for bond and term loan discounts, we had $693.8 million of net debt, which is our total debt at par value less our cash balance. This compares with $623 million of net debt at March 31, 2021. Note that this debt balance includes New Jersey Imaging Network's debt of $45 million, for which RadNet is neither a borrower nor a guarantor. As of March 31, 2022, we were undrawn on our $195 million revolving line of credit and had a cash balance of $70.7 million.

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At March 31, 2022, our accounts receivable balance was $159.7 million, an increase of $24.7 million from year-end 2021. The increase in accounts receivable is mainly the result of the significant increase in our procedural volumes and revenue, particularly during the second half of March, as well as the normal first quarter effect on cash collections from the resetting of patient deductibles each year in January. Our days sales outstanding, or DSO, remains near the lowest levels of our Company's history. Despite the increasing aggregate accounts receivable, our DSO was 35.7 days at March 31, 2022.

Through March 31, 2022, we had total capital expenditures net of proceeds from the sale of imaging equipment of $36.4 million. Note that each year we front-load the majority of our capital decisions into the first part of the year, so Capex is disproportionately higher in the first half of the year.

At this time, I'd like to update and revise our 2022 Fiscal year guidance levels, which we released in conjunction with our fourth quarter and Full Year 2021 results. For revenue from Imaging Center operations, we're increasing both the low end and the top end of our guidance range by $10 million to $1.360 billion to $1.410 billion. For Adjusted EBITDA, excluding losses from the Artificial Intelligence segment, we're increasing both the low end and the high end of our guidance ranges by $3 million to $208 million to $218 million. For capital expenditures, we're increasing both the low end and the high end of our guidance ranges to $88 million to $93 million for the year. And for cash paid for interest and free cash flow, our guidance levels remain unchanged.

As noted, to reflect the first quarter's strong financial results as compared with our original budget, we've increased guidance levels for revenue and Adjusted EBITDA. Though we remain vigilant about the economic environment, supply chain disruptions, inflation, and the possibility of COVID-19 increasing, we have opportunities to expand our operations in all of our markets, both organically and through new acquisitions and joint ventures.

With respect to Medicare reimbursement for 2023, there is nothing to report at this time. As is typical each year, we are expecting CMS to release a preliminary rate schedule sometime in June or July. At which time, we will analyze CMS' proposal and our industry's lobbying group, the Association for Quality Imaging, will provide CMS our industry's feedback. At this time of our second quarter financial results, we will be in a position to comment on CMS' proposal and its impact, if any, upon RadNet's future results.

I'd now like to turn the call back to Dr. Berger, who will make some closing remarks.

Howard Berger

Thank you, Mark.

As we move towards the half year point of 2022, we have a lot to be excited about for the remainder of the year. The demand for diagnostic imaging is greater than ever. Technology embedded and state-of-the-art imaging equipment continues to improve. There have been advances in new contrast materials and radioactive pharmaceuticals. Significant progress has been made in post-processing software. All of these factors are driving the increased clinical indications for ordering diagnostic tests. As a result, our centers are extremely busy and we are pursuing expansion opportunities in all of our core markets through a focus on same-center performance, de novo centers, health system partnerships, and tuck-in acquisitions.

As we mentioned on our last financial results call, we have 15 de novo centers in development, with almost half of these growth initiatives within existing health system partnerships. Though we are spending capital and absorbing operating certain expenses to construct these facilities, they will be important growth drivers in late 2022 and beyond. Our acquisition pipeline remains active for tuck-in acquisitions in our core markets and we are at various stages with new potential health system partnerships, as well with expanding existing joint ventures.

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In addition, we are advancing our AI strategy and now have algorithms to address three of the top four most prevalent cancers. With these algorithms pending FDA approval, we expect to have tools that lower the cost and increase the accuracy of cancer diagnostics in a form that can be packaged to create widespread population health initiatives that today don't exist. While this AI can serve to lower our cost of delivering our services, more importantly, AI could create substantial new revenue streams for our Company and the rest of the health care industry.

In conclusion, we are excited and enthusiastic about the opportunities that lie ahead for RadNet, and we look forward to updating you further in coming quarters regarding our progress.

Operator, we are now ready for the question-and-answer portion of the call.

Operator

Thank you. We'll go out first to Brian Tanquilut with Jefferies.

Brian Tanquilut

Hi, guys. Good morning.

I guess my first question for you, Howard. We've talked a lot about AI today, so just curious what you can share with us in terms of, number one, how do you think—once we get FDA approval for all the pending applications you have, how do you think these will all integrate into your business, and what can it do to RadNet, whether it's a differentiating factor or a competitive advantage? I guess related to that for Mark, how long do you think we'll need to incur losses associated with these business lines?

Howard Berger

Good morning, Brian.

Well, firstly, in terms of how it will impact our business, it will be a lengthy process, because even beyond the approval of the various algorithms that we're now in front of the FDA for, there are two other factors that will take time and will, I think, eventually be beneficial for RadNet as well as the other health care providers and the industry as a whole.

Firstly, there is an implementation process and that should not go unnoticed. This is not just a matter of getting the approval and turning on the various algorithms; they have to be integrated into the existing EMR platforms, both for radiology as well as for the EMR records of our joint venture hospital partners and referring physicians, and all of that takes time.

Secondly, in terms of rolling this out, there's an issue about reimbursement. In the instance of breast AI or breast imaging, right now, there is reimbursement and self-referral. That, I believe, will continue to play a dominant role, and if anything, I think, artificial intelligence and greater consumer awareness will help improve compliance. It's estimated that, perhaps, 25% to 50% more screening for breast cancer should be done than we currently are experiencing. That problem was made worse during COVID, where there's an estimated 9 million to 10 million people who did not undergo their normal routine screening. So, the case for breast cancer screening is a little bit more straightforward.

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Perhaps less straightforward is how do we take other opportunities, particularly for lung screening, and make them more of the standard by which patients who have been determined to have high risk are brought in for lung screening. That effort, which is currently ongoing in Europe at a greater pace than it is here in the U.S., is one that we're going to have to work on diligently, not only with CMS and the federal government, but also with payors here in the United States.

While there is current reimbursement by Medicare and, for the most part, with a number of the payors, the compliance is disappointing in terms of how many people actually end up getting this valuable tool.

As a result of some changes in the United States Public Service Task Force recommendations, there's an estimate that 15 million Americans are subject to high risk and should have lung screening. Currently, only about 6% of those patients, or those candidates, actually get lung screening. We are seeing an increase in our centers, and we're happy to see that.

But part of the process is that getting approval for lung screening is not as easy as it is for the self-referral that we see for breast scanning. Patients have to go through a consultation, then get a prescription for a lung scan, then get an authorization from the payor. That process is one that I think is handicapping a better and more aggressive adoption here.

I think part of what we're going to benefit from is the experience that we're seeing in Europe, particularly in the United Kingdom, where the National Health Service has instituted an aggressive program for patients with high risk for lung cancer and making access for these patients more valuable. That process is something that we are actively involved with, both at local and federal levels, and we would hope that we will see benefits from our efforts here, perhaps later this year.

While artificial intelligence, I think is a great opportunity, not only for breast and lung, for prostate and eventually for colorectal cancers; there is an education process, both on the part of payors, their referring physicians, and ultimately, compliance and adoption by the public. But there's little doubt in my mind that these tools will be an important part of screening and population health strategies in the future for which we strongly believe that imaging is the gateway for population health initiatives, not only for cancers, but for other chronic diseases.

I think you can expect to hear a lot more from us; but I think the next 12 to 15 months, we're going to work primarily on implementing these tools in Europe, where we, as I mentioned, have had better adoption, particularly by the governments that have National Health Service programs, and here locally for the numerous patients that already come into our facilities and for which the artificial intelligence initiatives here can strongly benefit the RadNet patient base and radiologists.

Mark Stolper

With respect to the second part of your question, Brian, we do expect, and we have said this publicly, that we will absorb losses in this AI reporting segment. As you can see, for the first time in our Company's history, we have moved towards segment reporting. So, we have now, and you'll see it as when our 10-Q comes out in Note 5, two different operating segments: the traditional Imaging Center segment, which has all of our operations, but for the AI division as well as the AI segment. If you look at the segment reporting, we had about $599,000 worth of revenue this quarter from AI and absorbed about $3.6 million of Adjusted EBITDA losses and a little over $4 million of net income losses from the AI segment this quarter.

We expect the revenue to grow in future quarters this year, based upon the bookings of contracts that we're seeing with Aidence and Quantib, particularly in Europe. As we get FDA approval, hopefully in the next quarter or two from the three algorithms that we have submitted with the FDA, meaning the Prostate 2.0 from Quantib, the Aidence lung nodules low-dose CT scanning algorithm, as well as the more advanced DeepHealth diagnostic algorithm, we will gear up some expenses towards the latter part of the year to, one, implement these solutions at the RadNet facilities with our contracted radiology groups, as well as build the commercial and sales teams to start more aggressively marketing these solutions to other operators.

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Howard Berger

Brian, one other comment…

Brian Tanquilut

That makes a lot of sense. Go ahead.

Howard Berger

Thanks, Brian.

Let me take this opportunity to alert our investors and analysts here. I want to point out that the White House has reinvigorated an opportunity, or an initiative I should say, for cancer screening through Cancer Moonshot, which President Biden began to try to develop while he was Vice President in the Obama administration and announced earlier this year that they were reinvigorating this. The mandate for Cancer Moonshot is to reduce cancer deaths by 50% by 2050.

The indications are that the White House strongly will recommend and try to implement new cancer screening tools, which we believe will be a huge opportunity for imaging providers to present themselves to provide that kind of access and capabilities, and which will be substantially enhanced by artificial intelligence. So, I think you can expect that RadNet will attempt to play a prominent role in helping shape the White House's efforts to increase cancer screening, primarily breast cancer and lung cancer, initiatives that we will be recommending and actively working to help promote.

If that is successful, I think there will be a sooner rather than later adoption of the tools that will help identify patients at high risk and get them into the outpatient ambulatory centers for screening cancers. Hopefully, we will be able to report more on our efforts and the efforts of the White House in these very important initiatives.

Brian Tanquilut

Awesome. Mark, I was looking at—there's a Wall Street Journal article today about how hospitals are looking for raises on reimbursement in reaction to, obviously, increased costs. So, just wondering what you're seeing in your business related to that, and are you having similar conversations that could see rate growth going forward?

Mark Stolper

Sure. I believe hospitals are starting to feel the same pressure that all companies are feeling, whether you're in healthcare, or any other industry, which is the impact of the tight labor market, shortage of labor, and the inflationary aspects associated with hiring and retaining employees. If you recall, when we produced our original guidance levels in conjunction with our fourth quarter and Full Year 2021 results, we put about $15 million of additional costs, or we built that into our guidance levels, because we saw that the labor market was quite challenging to attract and retain employees.

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Our employee base has always been in competition with hospitals for technologists and other front-end healthcare workers. I think what's happening is the hospitals are now seeing this impact, like we're seeing it, and the result is they're seeing their expenses go up and they're going to their payors to try to get a higher reimbursement.

We've had some of those similar discussions with some of the larger regional and national payors, and we think we will be successful in some regards to try to get better pricing for our services. These are ongoing discussions. They're one-off in nature, and I think we will be successful. But it's a battle, because they're seeing, the payors themselves, and the health plans are seeing their costs going up as well for their own labor.

I think this is something that we're all trying to work through, both from the revenue side, but as well as on the cost side. We're looking at all sorts of interesting ways to try to lower our labor costs, or at least keep them in check. I think we mentioned towards the end of last year that we're implementing a project on some of more of our advanced MRI systems, which will allow certain MRI techs to become what we call super techs, which will allow them to control multiple machines in different facilities from one location, which will obviously allow us to utilize labor more efficiently. It will also allow us to cover when employees are out sick, or on maternity leave, and that's one way that we're trying to reduce staffing issues.

We've got a number of initiatives on the hiring front, on the retention front, to also try to better recruit and retain existing employees. So, this is a challenge I think that every company is feeling. In some ways, the fact that the hospitals are acknowledging this and trying to get higher pricing for their services just highlights and is going to, I think, amplify the issue where hospital-based pricing is so much higher than ambulatory services, like the independent Imaging Centers that we operate, where that's something that I think is going to aggressively get the payors even more aggressive in trying to direct their business outside of the hospitals into freestanding facilities like the ones we operate.

Brian Tanquilut

That makes sense. Last question for me. You obviously raised guidance today. Just curious, are you seeing better volumes? Are you seeing increased optimism in the recovery? Are you gaining market share? Just curious, what the impetus is for raising guidance right now?

Howard Berger

I think it's primarily volumes that are being driven higher than, perhaps, our initial conservative estimates were. That's as a result, I think, of people still recovering from COVID and getting exams that they deferred. I also think it's a function of us deploying more equipment and upgrading some of our equipment to allow for better throughput. As Mark mentioned, some of the state-of-the-art equipment that we're now able to put in, either brand new, or upgrade existing scanners, have significantly, particularly in the case of MRI scanners, reduced scan times significantly, allowing for greater throughput. As you might have seen in our volume numbers here, there was a disproportionate growth in MRI scanning relative to the rest of the procedural volume we're doing.

I think some of the capital investments that we've made and mostly, I think, the sophistication that we're bringing to the use of our capital to drive more volume because of high demand are starting to take root. We hope to see that continue through the rest of the year; but as I mentioned in some of my remarks, there's reasons why we're still cautious in our estimates given issues with the labor markets, given issues with the supply chain related to equipment and other supplies, and related to the uncertainty of what the impact from COVID will continue to be as the anticipation of additional surges are upon us.

I think driving more revenue, some slight pricing increases are part of what we're seeing here early in 2022.

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Brian Tanquilut

Awesome. Thank you, guys.

Mark Stolper

Thanks, Brian.

Howard Berger

Thanks, Brian.

Operator

We'll go next to Mitra Ramgopal with Sidoti.

Mitra Ramgopal

Yes. Hi. Good morning. Thanks for taking the questions.

Mark, I just wanted to follow up. You talked about the labor challenges and inflationary environment on wages, etc. I know you had guided to about maybe $15 million of additional salary and wage expense that you might be incurring this year. I was wondering if that number is changing in light of the still pretty difficult environment.

Mark Stolper

Hi, Mitra.

Yes, we still feel comfortable with that $15 million estimate for increased salaries, benefit, and wages. We haven't seen it get worse per se than when we put this guidance together towards the end of last year and early in the first quarter. As of now, I think we're going to stick with that $15 million number. Obviously, there's lots of ins-and-outs, both on the revenue side as well as the expense side, and levers that can be pulled if we see those costs rising.

We continue to look at new ways to automate some of our processes to rely less on human capital and more on technology. We did, as Dr. Berger mentioned, license some technology for MRI scanning that improves the post-production software processing of our images that allows us to scan faster. We're using these remote technologists. We've implemented in a lot of our facilities virtual waiting rooms that are more efficient to get patients in and out of our facilities. We're doing everything we can to increase capacity, shorten scan times, and rely less on human capital.

At the end of the day, we're a technology business. We utilize high-tech scanners to take digital images. We're really an information processing business. All of the information is not only on the scan side but on the patient demographic side, the billing side; it's all bits and bytes, and ultimately, we've got to find ways as a company to try to capitalize on the fact that we're really in the information management business and not so much in the human capital business.

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Mitra Ramgopal

Okay. That's great. As we emerge in terms of a post-pandemic environment, could you touch on the pipeline as it relates to M&A and JV and the valuations you're seeing, is there additional interest now versus maybe a year or two ago?

Mark Stolper

Sure. We have an active pipeline of tuck-in transactions. We did a couple of small tuck-ins at the end of last year, early in the first quarter, and that will continue to be the strategy of the Company. We're finding that, for these transactions, they're a lot less competitive in the markets in which we currently operate. Outside of the markets, our core seven markets, when larger transactions come available, they seem to be garnering a lot of attention from private equity firms who are looking at those businesses as platform businesses, and they're going for significantly higher multiples than we've typically paid for tuck-in transactions in our existing markets.

Other than entering the Arizona marketplace through our relationship and our third joint venture with Dignity Health, we haven't really seen opportunities that were actionable in other areas of the country. So, our M&A pipeline really is focused on existing markets, further penetration of the geographic clusters that we're currently in, and we believe that we can continue to buy those transactions in the four times to six times range. With our presence in those markets, there usually are extraordinary synergies that we can get with those acquired operations that come both on the revenue side as well as the cost structure side.

M&A will continue to be a big part of what we do. If you look at our growth rate over the last 12 years or 13 years, we've grown the top line on a compound annual growth rate north of 8%, and some portion of that, I'd say half to a little less than half of that, has been on average organic growth through same-center performance. The other half has been through inorganic means such as M&A with these tuck-in transactions as well as hospital joint ventures.

Hospital joint ventures will continue also to be a growth engine for us. Today, we have about 22 of these relationships, as Dr. Berger mentioned in his prepared remarks, with the new joint venture that we established in Frederick, in Maryland, this quarter, 29% of all of our facilities, which represent 102 facilities of our 350 facilities, are currently held within joint ventures. We've enjoyed those relationships there. The relationships with the hospitals have been very advantageous with respect to our volumes. They have also helped us establish better relationships with the regional and national payors, and they have provided significant patient access and quality for those patient communities.

All three of these initiatives, meaning the same-store sales focus as well as the M&A transactions and JVs, will continue to be big parts of our strategy going forward.

Mitra Ramgopal

Okay. Thanks. Finally, I know it's still early days for the Aidence and Quantib acquisitions. Just curious in terms of how the integration is coming along and are there any potential cost synergies you think you can realize there?

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Howard Berger

Hi, Mitra.

I think it's a little too early for us to comment on those. We're looking at the opportunities to create synergies in some of the back-office functions. There is also an opportunity, perhaps, to shift some of our development work to Europe, where the cost structure is a little less expensive and where there appears to be a more robust labor pool.

We've only really had the two new joint ventures undertow (phon) here for about 90 days, so we're still working our way through that and integrating them more into the RadNet family than we are looking deeper into the individual initiatives. But certainly, we are talking about some of those, and hopefully we'll have more comments about those maybe by the third quarter.

Mitra Ramgopal

Okay. Thanks again for taking the questions.

Mark Stolper

Thanks, Mitra.

Operator

At this time, there are no further questions.

Howard Berger

Great. Thank you, all. Again, I would like to take this opportunity to thank all of our shareholders for their continued support, and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.

Thank you for your time today and I look forward to our next call.

Operator

This does conclude today’s conference. We thank you for your participation.

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